Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The RealReal, Inc.:

We consent to the use of our report incorporated by reference herein.

Our report refers to a change in the Company’s method of accounting for revenue due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers, on January 1, 2018.

/s/ KPMG LLP

San Francisco, California

July 2, 2019